EXHIBIT 12.1

                                RCN Corporation

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)

                             1993        1994      1995        1996        1997        1998
                           --------   ---------  --------   ---------   ----------  ----------
Income (loss) from
  continuing operations
  before income taxes     $ 10,711    $  6,171   $  6,838   $  (4,068)  $ (73,522)  $ (214,242)
                          --------    --------   --------   ---------   ---------
Minority interest in
  income of consolidated
  entities                     (85)        (95)      (144)         --          --           --
                          --------    --------   --------   ---------   ---------   ----------

Fixed Charges:

  Interest on long-
   term and short-term
   debt including
   amortization of
   debt expense              1,167      16,669     16,517      16,046      25,602      112,239
                          --------    --------   --------   ---------   ---------   ----------
  Total fixed charges        1,167      16,669     16,517      16,046      25,602      112,239
                          --------    --------   --------   ---------   ---------   ----------

Earnings before income
 taxes and fixed charges  $ 11,793    $ 22,745   $ 23,211   $  11,978   $ (47,920)  $(102,003)
                          ========    ========   ========   =========   =========   =========
Ratio of earnings to
  fixed charges              10.11        1.36       1.41        0.75       (1.87)      (0.91)

For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long-term and short-term debt including amortization of debt expense. The ratio of earnings to fixed charges for the year ended December 31, 1997 is less than 1 and therefore the earnings are inadequate to cover the fixed charges by $73,522.